Exhibit 2.8

UMBRELLA AGREEMENT

between

SAPEF III INTERNATIONAL G.P. LIMITED

THE TRUSTEES OF THE SOUTH AFRICAN PRIVATE EQUITY TRUST III

(Represented by Brait Capital Partners Trustees (Proprietary) Limited in its capacity as trustee)

NET1 UEPS TECHNOLOGIES, INC.

THE TRUSTEES OF THE NEW APLITEC PARTICIPATION TRUST

And

NEWSHELF 713 (PROPRIETARY) LIMITED

i

1.	INTERPRETATION In this agreement -

1.1	clause headings are for convenience purposes only and shall not be used in its interpretation;

1.2	unless the context clearly indicates a contrary intention -

1.2.1	an expression which denotes any gender includes the other genders, a natural person includes an artificial person and vice versa and the singular includes the plural and vice versa;

1.2.2	where any term is defined within a particular clause, other than the interpretation clause, that term shall bear the meaning ascribed to it in that clause wherever it is used in this agreement;

1.2.3	the following expressions shall bear the following meanings and related expressions shall bear corresponding meanings -

1.2.3.1	“A Class Loan Account” means a loan account owing by New Aplitec to Holdings, having the rights set forth in Schedule 1;

1.2.3.2
“Acquisition Agreement” means the agreement in terms of which New Aplitec will acquire all the assets and liabilities of the Aplitec Group, excluding cash in the sum of R300 000 000 and additional cash sufficient to result in the distribution of an extra 25 cents (after payment of any STC thereon) per Aplitec share to Aplitec shareholders who elect the Cash Option and the shares in Country On A Card (Proprietary) Limited, Net1 Loyalty (Proprietary) Limited and Net1 Payroll (Proprietary) Limited;

1.2.3.3	“Aplitec” means Net1 Applied Technology Holdings Limited, Registration Number 1997/007207/06, a public company duly incorporated according to the company laws of the RSA;

1.2.3.4	“Aplitec Group” means Aplitec and all its subsidiaries;

1.2.3.5	“Aplitec Shareholder” means a holder of Aplitec shares;

1.2.3.6	“Aplitec Shares” means ordinary shares of 0,1 cent each in the issued share capital of Aplitec;

1.2.3.7	“B Class Loan Account” means a loan account owing by New Aplitec to SA Trust, having the rights set forth in Schedule 2;

1.2.3.8	“B Class Preference Shares” means B class preference shares in the share capital of New Aplitec, having the rights set forth in Schedule 3;

1.2.3.9	“Brait Consortium” means funds under the management of Brait S.A., Southern Cross Capital Limited and FF&P Asset Management Limited;

1.2.3.10	“Cash Option” means the cash option referred to in 2.3.1;

1.2.3.11	“Common Shares” means common shares in Holdings, having the rights of ordinary shares;

1.2.3.12	“Condition” means the suspensive condition set out in 3;

1.2.3.13
“Distribution Ratio” means the ratio in which the Special Convertible Preference Shares shall be distributed on the occurrence of a Trigger Event, which at the Closing Date, shall be 0,814285714 Special Convertible Preference Shares for every one B Class Preference Share. If after the Closing Date Holdings consolidates or sub-divides the Common Shares, the Special Convertible Preference Shares shall be consolidated or sub-divided in the same proportions, and the Distribution Ratio shall be adjusted accordingly;

1.2.3.14	“Effective Date” means the first business day after fulfilment of the Condition;

1.2.3.15	“Enforcer” means SAPE International GP Limited, a company incorporated in the Cayman Islands, which is the enforcer of Holdings Trust;

1.2.3.16	“Holdings” means Net1 UEPS Technologies, Inc., IRS Employer

Number 65-0903895, a company incorporated in Florida in the United States of America;

1.2.3.17	“Holdings Trust” means the Aplitec Holdings Participation Trust, a trust to be established in the Cayman Islands;

1.2.3.18
“New Aplitec” means Newshelf 713 (Proprietary) Limited, Registration Number 2002/031446/07, to be renamed “Net1 Applied Technologies South Africa (Proprietary) Limited” or a similar name, a private company duly incorporated according to the company laws of the RSA;

1.2.3.19
“prime rate” means the variable rate of interest calculated and charged from time to time by Nedbank Limited to its most favoured corporate customers in respect of overdraft facilities, compounded monthly in arrears, as certified by any manager or director of such bank, whose appointment need not be proved and whose certificate shall be final and binding on the parties;

1.2.3.20	“Reinvestment Option” means the reinvestment option referred to in 2.3.2;

1.2.3.21	“Reinvesting Shareholder” means an Aplitec Shareholder who exercises the Reinvestment Option or Aplitec or SAPET III, as the case may be;

1.2.3.22	“RSA” means the Republic of South Africa;

1.2.3.23	“SA Trust” means the New Aplitec Participation Trust, a bewind trust established in the RSA;

1.2.3.24
“SAPET III” means the South African Private Equity Trust III, Master’s Reference Number IT 9960/1998, represented herein by its corporate trustee, Brait Capital Partners Trustees (Proprietary) Limited, Registration Number 1998/010776/07, a private company incorporated in the RSA;

1.2.3.25	“Signature Date” means the date upon which this agreement has been signed by all the parties;

1.2.3.26	“Special Convertible Preference Shares” means Special Convertible Preference Shares in the issued share capital of Holdings, having the rights set forth in Schedule 4;

1.2.3.27	“Trigger Event” means:

1.2.3.27.1	a Unit Holder notifies the trustees of SA Trust in writing that he wishes SA Trust to dispose of the B Class Preference Shares and B Class Loan Accounts attributable to some or all of his Units; or

1.2.3.27.2	New Aplitec is wound-up or placed under judicial management, whether provisionally or finally; or

1.2.3.27.3	Holdings is wound up or placed under judicial management, whether provisionally or finally; or

1.2.3.27.4	South African Exchange Controls are relaxed or abolished, permitting Unit Holders to hold the Common Shares directly;

1.2.3.28	“Units” means units issued by SA Trust, comprising a capital contribution of 183,996 cents and a loan account of 101,004 cents;

1.2.3.29	“Unit Holders” means holders of Units in SA Trust;

1.3
should any provision in a definition be a substantive provision conferring rights or imposing obligations on any party, then effect shall be given to that provision as if it were a substantive provision in the body of this agreement;

1.4	any reference to an enactment, regulation, rule or by-law is to that enactment, regulation, rule or by-law as at the signature date, and as amended or replaced from time to time;

1.5
when any number of days is prescribed, such number shall exclude the first and include the last day, unless the last day falls on a Saturday, Sunday or public holiday in the RSA, in which case the last day shall be the next succeeding day which is not a Saturday, Sunday or public holiday;

1.6	any schedule or annexure to this agreement shall form part of this agreement;

1.7
the use of the word “including” followed by a specific example/s shall not be construed as limiting the meaning of the general wording preceding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific example/s;

1.8
the expiration or termination of this agreement shall not affect those provisions of this agreement which expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding the fact that the clauses themselves do not expressly provide this;

1.9
in its interpretation, the contra proferentem rule of construction shall not apply (this agreement being the product of negotiations between the parties) nor shall this agreement be construed in favour of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this agreement; and

1.10	recordals shall be binding on the parties and are not merely for information purposes.

2.	INTRODUCTION

2.1
In terms of the Acquisition Agreement, New Aplitec will acquire all the assets and liabilities of Aplitec, excluding R 300 million in cash plus an additional 25 cents per Aplitec share for those Aplitec shareholders who elect the Cash Option and certain dormant subsidiaries.

2.2
Pursuant to the Acquisition Agreement, it is intended that Aplitec will be voluntarily wound up and that the Aplitec Shareholders will receive the consideration payable by New Aplitec for Aplitec’s assets and liabilities in the form of the advance distribution of a liquidation dividend.

2.3
The Aplitec Shareholders will be entitled to receive the advance distribution, of 475 cents per Aplitec Share plus an additional 25 cents per Aplitec share for those Aplitec shareholders who elect the Cash Option, in whole or in part at their election as follows:

2.3.1	The Cash Option 500 cents in cash in respect of each Aplitec Share; and/or

2.3.2

The Reinvestment Option

In respect of each Aplitec Share, an amount of 190 cents in cash and the balance in the form of a reinvestment in New Aplitec via SA Trust, comprising one B Class Preference Share to the value of 183,996 cents and one B Class Loan Account of 101,004 cents by way of nil paid renounceable letters of allocation issued by New Aplitec, which will be deemed to have been renounced by the Aplitec Shareholders in favour of SA Trust. In addition, SA Trust, for the benefit of the relevant Aplitec shareholders, will be granted the right by Holdings Trust to receive Special Convertible Preference Shares in the Distribution Ratio in due course on the occurrence of a Trigger Event. The Reinvestment Option has been fixed at an exchange rate of R7,00 to US$1, which is the exchange rate used to determine the number of Special Convertible Preference Shares to be issued to Holdings Trust.

2.4
Those Aplitec Shareholders who choose to receive the consideration payable to them in whole or in part by way of the Reinvestment Option shall subscribe for and shall be issued with one Unit credited as fully paid up for each Aplitec Share in respect of which they exercise the Reinvestment Option.

2.5
In turn, SA Trust shall be issued with one B Class Preference Share to the value of 183,996 cents and be credited with a B Class Loan Account in the sum of 101,004 cents, both credited as fully paid, for each Aplitec Share in respect of which the Reinvestment Option is exercised. The B Class Preference Shares and the B Class Loan Accounts are linked and may not be disposed of separately and may not be disposed of other than by way of cession to Holdings on the occurrence of a Trigger Event.

2.6
It is intended that the interest of the Unit Holders in the Units shall mirror in all respects the interest of SA Trust in the B Class Preference Shares and the B Class Loan Accounts on a one for one basis.

2.7	SAPET III (together with South African Private Equity Fund III L.P.) will underwrite the reinvestment option. Thus, if the reinvestment option is not fully subscribed, SAPET III (and South African Private Equity Fund III L.P.) shall take up those Units not taken up by the Aplitec shareholders and shall become a Unit Holder.

2.8
If the Aplitec shareholders fail to pass the necessary resolutions for the voluntary winding-up of Aplitec or if Aplitec is not placed in voluntary liquidation for any other reason, Aplitec through SA Trust shall subscribe for the B Class Preference Shares and extend the B Class Loan Account and shall become a Unit Holder.

2.9	This agreement shall regulate relations between Holdings, the Enforcer in its capacity as enforcer of Holdings Trust, New Aplitec and SA Trust.

3.	SUSPENSIVE CONDITION

3.1	This entire agreement is subject to the fulfilment of the suspensive condition that the Acquisition Agreement becomes unconditional by not later than 31 May 2004.

3.2	The condition has been inserted for the benefit of all the parties.

3.3
By written agreement, the parties may extend the date for fulfilment of the Condition. Each party shall use its best endeavours to procure the fulfilment of the Condition as soon as reasonably possible after the Signature Date.

3.4
If the Condition is not fulfilled, this agreement shall never become of any force or effect and no party shall have any claim against any other party for anything done hereunder or arising herefrom, save as a result of a breach of the provisions of 3.3, and the parties shall be restored to the status quo ante.

4.	UNDERTAKINGS BY HOLDINGS

4.1
Holdings undertakes in favour of New Aplitec that save with the prior written consent of New Aplitec, it shall not conduct any business in the RSA, Botswana, Namibia and Swaziland except through New Aplitec or a subsidiary of New Aplitec.

4.2
Holdings undertakes in favour of New Aplitec that save with the prior written consent of New Aplitec, Holdings shall not issue any new Common Shares between the Signature Date and the Closing Date, save as contemplated in the Acquisition

Agreement and the Stock Purchase Agreement to be concluded between the Brait Consortium and Holdings.

5.	DISPOSAL OF SHARES BY SAPET TO HOLDINGS

5.1
It is recorded that at the Signature Date, SAPET holds the entire issued share capital of New Aplitec, comprising 100 ordinary shares (which will in due course be sub-divided by one thousand and designated as “A class ordinary shares”). SAPET shall continue to hold the said shares until the Acquisition Agreement is implemented.

5.2
As soon as practicable after the Effective Date, SAPET shall transfer to Holdings all the shares held by it in New Aplitec in consideration for payment of the par value thereof and undertakes promptly to do all things and sign all documents necessary to implement such transfer.

6.	VOTING AT GENERAL MEETINGS OF NEW APLITEC

6.1	The Units held by a Unit Holder shall confer upon him the right to exercise one vote in respect of each B class Preference Share held on his behalf by SA Trust.

6.2	When New Aplitec convenes a general meeting of its shareholders, it shall give notice to SA Trust in its capacity as the holder of the B Class Preference Shares.

6.3
SA Trust shall forthwith inform the Unit Holders of the meeting and the reasons therefor and distribute to them copies of the circular and/or notices and forms of proxy at their addresses recorded in the register of Unit Holders maintained by the trustees of SA Trust.

6.4	Those Unit Holders who wish to vote the B Class Preference Shares attributable to their Units shall complete the proxy forms and forward them to the trustees of SA Trust.

6.5
The trustees of SA Trust will in turn lodge proxies with New Aplitec in respect of the meeting, directing the chairman of the meeting to vote the B Class Preference Shares held by SA Trust on behalf of the Unit Holders in accordance with the wishes expressed by the Unit Holders.

6.6	This procedure will be followed in respect of every meeting of shareholders of New Aplitec from time to time.

7.	VOTING AT GENERAL MEETINGS OF HOLDINGS

7.1	The Units held by a Unit Holder shall confer upon him the right to exercise one vote in respect of each Special Convertible Preference Share held on his behalf by Holdings Trust.

7.2	When Holdings convenes a meeting of its shareholders, it shall give notice to the Enforcer in its capacity as enforcer of Holdings Trust.

7.3	The Enforcer shall forthwith notify SA Trust of the meeting and provide SA Trust with copies of the circular and/or notices relating to such meeting equal in number to the number of Unit Holders.

7.4	SA Trust shall in turn distribute the circulars and/or notices to the addresses of the Unit Holders as recorded in the register of Unit Holders maintained by the trustees of SA Trust.

7.5
Those Unit Holders who wish to vote the Special Convertible Preference Shares attributable to their Units shall complete forms of proxy in respect of the circular, indicating the manner in which they require the trustees of Holdings Trust to vote the Special Convertible Preference Shares attributable to their Units, and shall forward the proxies to the trustees of SA Trust, who will in turn forward them to the Enforcer, who shall pass them on to the trustees of Holdings Trust.

7.6
The trustees of Holdings Trust shall in turn lodge proxies with Holdings in respect of the meeting, directing the chairman of the meeting to vote the Special Convertible Preference Shares held by Holdings Trust on behalf of the Unit Holders in accordance with the wishes expressed by the Unit Holders.

7.7	This procedure will be followed in respect of every meeting of shareholders of Holdings from time to time.

8.	DIVIDENDS

8.1
Holdings shall declare and pay to the holders of Common Shares a dividend in respect of any amounts received from New Aplitec, including dividends, capital distributions and loan repayments of capital or interest, forthwith after such amounts have been received by Holdings, after deduction of taxes payable by Holdings in respect thereof.

8.2
When dividends from a non-South African source are declared by Holdings in respect of the Special Convertible Preference Shares, Holdings shall declare and pay the dividend accruing on the Special Convertible Preference Shares to Holdings Trust and Holdings Trust in turn will pay such dividends forthwith to SA Trust.

8.3	The trustees of SA Trust will forthwith upon receipt of the dividends distribute the dividends to the Unit Holders in proportion to their Units.

8.4
The dividends shall be distributed by the trustees of SA Trust to the address of each Unit Holder recorded in the register of Unit Holders or if so authorised by each Unit Holder, shall be made by way of a direct transfer into the banking account of each Unit Holder.

8.5	The trustees of SA Trust may appoint any one or more transfer secretaries to assist the trustees of SA Trust in the distribution of any dividend from time to time.

8.6
In respect of any dividend paid by New Aplitec on the B Class Preference Shares or any payments of interest or capital in respect of the B Class Loan Accounts, the trustees of SA Trust shall distribute the amounts received to the Unit Holders in accordance with 8.3.

9.	DISPOSAL

9.1
Upon the occurrence of a Trigger Event, the trustees of SA Trust shall give written notice to the Holdings Trust, requesting the distribution of the Special Convertible Preference Shares in the Distribution Ratio (or in the case of a Trigger Event contemplated in 1.2.3.27.1, Special Convertible Preference Shares in the Distribution Ratio for each Unit in respect of which the Unit Holder has given notice).

9.2	Upon receipt of the notice, Holdings Trust will distribute to the trustees of SA Trust the Special Convertible Preference Shares outlined in 9.1.

9.3	The trustees of SA Trust shall take delivery from Holdings Trust of the Special Convertible Preference Shares.

9.4
Against delivery of the appropriate number of Special Convertible Preference Shares, the trustees of SA Trust shall notify Holdings of the decision to convert the Special Convertible Preference Shares into Common Shares and shall deliver to Holdings a proportionate number of B Class Preference Shares and B Class Loan Accounts and a proportionate number of Special Convertible Preference Shares. SA Trust shall only be entitled to convert the Special Convertible Preference Shares in multiples of 100, unless there are Unit Holders holding odd lots of Special Convertible Preference Shares in a lesser number, in which event they shall be entitled to covert such odd lot holdings but only en bloc, not piecemeal. If any fractions of Common Shares arise as a result of conversion of odd lots of Special Convertible Preference Shares, Holdings shall buy back the fractional Common Shares from SA Trust at their fair market value as determined in accordance with Holdings’ Articles of Incorporation.

9.5
If the Trigger Event is a Trigger Event contemplated in 1.2.3.27.1, within the time period stipulated by the selling Unit Holder, which shall not exceed 12 months, in order to comply with applicable Exchange Control approvals, the trustees of SA Trust shall sell the Common Shares at the price stipulated by the unit holder, or if the price stipulated by the selling unit holder cannot be attained within such 12-month period, at the market price. If the Trigger Event is a Trigger Event contemplated in 1.2.3.27.2 or 1.2.3.27.3, the trustees of SA Trust shall sell the Common Shares as soon as possible but not later than 12 months after the Trigger Event concerned. Notwithstanding the aforegoing, the trustees of SA Trust shall not be obliged to dispose of the common shares of a Unit Holder who is a non-resident of the RSA, but shall distribute the Common Shares to the Unit Holder concerned. If the Trigger Event is a Trigger Event contemplated in 1.2.3.27.4, the trustees of SA Trust shall distribute the Common Shares to the Unit Holders pro rata and wind up SA Trust.

9.6
Upon receipt of the proceeds in South Africa, against surrender of the Unit certificates, the trustees of SA Trust shall distribute the proceeds, net of all costs, to the Unit Holder or Holders concerned.

9.7	Thereafter, the trustees of SA Trust shall cancel the Units and make appropriate entries in the register of Unit Holders in respect of the Units realised and issue new Unit certificates, if required.

10.	BENEFICIARY OF HOLDINGS TRUST

10.1	The Enforcer is the enforcer of Holdings Trust.

10.2	In its capacity as enforcer of Holdings Trust, the Enforcer has the power to appoint the beneficiaries of Holdings Trust from time to time.

10.3	The Enforcer hereby undertakes that it shall appoint no one other than SA Trust as the beneficiary of Holdings Trust.

10.4	The trustees of Holdings Trust shall not distribute any of the assets or income of Holdings Trust other than to SA Trust as beneficiary of Holdings Trust.

10.5
If the Enforcer ceases to be the enforcer of Holdings Trust for any reason, the trustees of SA Trust may by deed irrevocably appoint any person or company not being one of the trustees of Holdings Trust to be the enforcer. Each successor enforcer of Holdings Trust shall adhere to and be bound by the terms of this agreement and the terms of the deed of Holdings Trust.

10.6	The Enforcer (or any successor enforcer of Holdings Trust) shall ensure that the trustees of Holdings Trust comply with this agreement.

11.	BROKERAGE COSTS

11.1	The trustees of SA Trust shall establish relationships with various stockbrokers in the United States in order to facilitate the sale of any Common Shares from time to time.

11.2	The trustees of SA Trust shall use all reasonable endeavours to minimise the brokerage costs payable in respect of the sale of Common Shares from time to time.

12.	DOMICILIUM AND NOTICES

12.1
The parties choose domicilium citandi et executandi for all purposes of the giving of any notice, the payment of any sum, the serving of any process and for any other purpose arising from this agreement, as follows:-

12.1.1	Enforcer		Walker House
P.O. Box 265 GT
Mary Street
George Town
Grand Cayman
Cayman Islands
		Fax No.	(345) 949 7886

12.1.2	SAPET		9 Fricker Road
Illovo Boulevard
Illovo
Sandton
Gauteng, RSA
		Fax No.	27 11 507 1720
Attention Antony Ball

12.1.3	Holdings		4th Floor, President Place
148 Jan Smuts Avenue
Rosebank, Johannesburg

		Fax No.	27 11 880 7080
Attention Serge Belamant

12.1.4	SA Trust		9 Fricker Road
Illovo Boulevard
Illovo
Sandton
Gauteng, RSA

		Fax No.	27 11 507 1720
Attention Antony Ball

12.1.5	New Aplitec		9 Fricker Road
Illovo Boulevard
Illovo
Sandton
Gauteng, RSA

		Fax No.	27 11 507 1720
Attention Antony Ball

12.2	Each party shall be entitled from time to time, by written notice to the other/s, to vary its domicilium to any other physical address.

12.3
Any notice given and any payment made by a party to another party which is delivered by hand during the normal business hours of the addressee at the addressee's domicilium shall be rebuttably presumed to have been received by the addressee at the time of delivery.

12.4	Any notice given by a party to another party by fax shall rebuttably be presumed to have been received by the addressee on the date of successful transmission thereof.

12.5
Notwithstanding anything to the contrary in this 12, a written notice or other communication actually received by a party shall be adequate notice to it notwithstanding that the notice was not delivered to its given domicilium.

13.

APPLICABLE LAW

All matters arising from or in connection with this agreement, its validity, existence or termination shall be determined in accordance with the laws for the time being of the RSA and the parties hereby submit to the non-exclusive jurisdiction of the High Court of South Africa, Witwatersrand Local Division.

14.	GENERAL

14.1	This document constitutes the sole record of the agreement between the parties in relation to its subject matter.

14.2	No party shall be bound by any representation, warranty, promise or the like not recorded in this document.

14.3	No addition to, variation, novation or agreed cancellation of this agreement shall be of any force or effect unless in writing and signed by or on behalf of the parties.

14.4	No suspension of a right to enforce any term of this agreement and no pactum de non petendo shall be of any force or effect unless in writing and duly signed by or on behalf of the parties.

14.5	No indulgence which a party may grant to another party shall constitute a waiver of any of the rights of the grantor unless in writing signed by both parties.

14.6
All costs, charges and expenses of any nature whatever which may be incurred by a party in enforcing its rights in terms of this agreement, including without limiting the generality of the aforegoing, legal costs on the scale of attorney and own client and collection commission, irrespective of whether any action has been instituted, shall be recoverable on demand from the party against which such rights are successfully enforced and shall be payable on demand.

14.7
The provisions of this agreement shall be binding upon the successors-in-title- and the permitted assigns of the parties. Accordingly, the rights and obligations of each party pursuant to this agreement shall devolve upon and bind its successors-in-title and permitted assigns.

14.8
All provisions in this agreement are, notwithstanding the manner in which they have been put together or linked grammatically, severable from each other. Any provision of this agreement which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatsoever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions of this agreement shall be of full force and effect. The parties declare that it is their intention that this agreement would be executed without such unenforceable provisions if they were aware of such unenforceability at the time of its execution.

15.	COUNTERPARTS This agreement may be executed by each party signing a separate copy thereof and each of the copies together shall constitute the agreement of the parties.

16.	COSTS Subject to the Condition being fulfilled, New Aplitec shall bear and pay all fees and costs of and incidental to the negotiation, drafting, preparation and execution of this agreement.

Signed at Johannesburg on this the 10th day of November, 2003

/s/ Pierre d'Unienville
SAPEF III INTERNATIONAL G.P. LIMITED
who warrants that he is duly authorised hereto

Signed at Johannesburg on this the 10th day of November, 2003

/s/ Chad Smart
SOUTH AFRICAN PRIVATE EQUITY TRUST III
who warrants that he is duly authorised hereto

Signed at Johannesburg on this the 10th day of November, 2003

/s/ Serge Belamant
NET1 UEPS TECHNOLOGIES, INC
who warrants that he is duly authorised hereto

Signed at Johannesburg on this the 10th day of November, 2003

/s/ Chad Smart
 NEW APLITEC PARTICIPATION TRUST
who warrants that he is duly authorised hereto

Signed at Johannesburg on this the 10th day of November, 2003

/s/ Chad Smart
NEWSHELF 713 (PROPRIETARY) LIMITED
who warrants that he is duly authorised hereto

SCHEDULE 1

“A” CLASS LOAN ACCOUNTS

The A Class Loan Account shall:

1.
be repayable as and when directed by the board of directors of New Aplitec in its sole and absolute discretion; provided that no capital under the A Class Loan Account shall be repayable until at least 30 days have lapsed from the date upon which the A Class Loan Account is credited to Holdings; and provided further that the A Class Loan Accounts may only be repaid with the prior written consent of the Exchange Control department of the South African Reserve Bank;

2.
bear interest at the rate of interest determined by the board of directors of New Aplitec annually in advance in its sole and absolute discretion; provided that the interest rate shall not exceed the prime rate. The interest so determined shall be paid as and when determined by the board;

3.	be repaid in full if New Aplitec is wound up or placed under judicial management, whether provisionally or finally;

4.	be repaid pro rata the B Class Loan Accounts advanced by SA Trust to New Aplitec;

5.	rank pari passu in all respects with the B Class Loan Accounts advanced by the SA Trust to New Aplitec;

6.	be subordinated in favour of all creditors of New Aplitec (other than SA Trust as the holder of the B Class Loan Account) if so decided by the board of directors of New Aplitec;

7.	not be assigned, ceded, transferred or encumbered by Holdings in any way;

8.	be denominated in South African Rands.

SCHEDULE 2

“B” CLASS LOAN ACCOUNTS

The B Class Loan Account credited by New Aplitec to SA Trust as fully paid up shall:

1.	rank pari passu in all respects with the A Class Loan Accounts advanced by Holdings to New Aplitec;

2.
be repayable as and when directed by the board of directors of New Aplitec in its sole and absolute discretion; provided that no capital under the B Class Loan Account shall be repayable until at least 30 days have elapsed from the date upon which the B Class Loan Account is credited to SA Trust; and provided further that the B Class Loan Accounts may only be repaid when the Exchange Control Department of the South African Reserve Bank has approved the repayment of the A Class Loan Accounts advanced by Holdings to New Aplitec;

3.
bear interest at the rate of interest determined by the board of directors of New Aplitec annually in advance in its sole and absolute discretion; provided that the interest rate shall not exceed the prime rate from time to time. The interest so decided upon shall be paid as and when determined by the board;

4.	be repaid in full if New Aplitec is wound up or placed under judicial management, whether provisionally or finally;

5.	shall be repaid pro rata with the A Class Loan Accounts by Holdings to New Aplitec;

6.	be subordinated in favour of all creditors of New Aplitec (other than Holdings as holder of the A Class Loan Accounts) if so decided upon by the board of directors of New Aplitec;

7.	not be assigned, ceded, transferred or encumbered by SA Trust in any way except to Holdings on the occurrence of a trigger event;

8.	be denominated in South African Rands.

SCHEDULE 3

“B” CLASS PREFERENCE SHARES

The rights, privileges and conditions of the B Class Preference Shares shall be the following:

1.	The B Class Preference Shares shall be held by SA Trust on behalf of the Reinvesting Shareholders.

2.
The B Class Preference Shares will constitute 58,14 percent of the entire issued share capital of New Aplitec and will rank pari passu with ordinary shares in respect of participation in dividends and return of capital prior to the winding-up of New Aplitec for any reason. The B Class Preference Shares shall not participate in dividends or a return of capital on a winding-up of New Aplitec.

3.
The holder of the B Class Preference Shares ("preference shareholder") shall not be entitled to be present or to vote, either in person or by proxy, at any meeting of New Aplitec, by virtue of, or in respect of the B Class Preference Shares, save as provided in Section 194 of the Companies Act, or unless a resolution of New Aplitec is proposed which directly affects the rights attached to the B Class Preference Shares or the interests of the preference shareholder, including a resolution for the declaration of a dividend on any class of B Class Preference Shares in the issued share capital of New Aplitec, for payment of interest and capital on B Class Loan Accounts, for the disposal of any intellectual property of New Aplitec, for the winding-up of New Aplitec or for the reduction of its share capital or share premium account, or for the repayment or distribution of the share premium or non-distributable reserves of New Aplitec or the issue of capitalisation shares. The rights and privileges attaching to the B Class Preference Shares shall not be regarded as being directly or adversely affected by the creation and issue by New Aplitec of any further shares of any class, unless those new shares rank as regards participation in assets or profits of New Aplitec or voting rights in all or some respects in priority to or pari passu with the B Class Preference Shares.

4.	At every meeting at which the preference shareholder is entitle to be present and to vote the provisions of the articles of association of New Aplitec relating to general meetings of ordinary members shall apply mutatis mutandis, except that a quorum at any such general meeting shall be any person or persons holding or representing by proxy at least one-fifth of the B Class Preference Shares; provided that if at any adjournment of such meeting a quorum is not so present, the provisions of the articles of association of New Aplitec relating to adjourned general meetings shall apply mutatis mutandis. At every general meeting of New Aplitec at which the preference shareholder as well as other classes of shares are present and entitled to vote, upon a poll the preference shareholder shall be entitled to that proportion of the total votes in New Aplitec which the aggregate number of the B Class Preference Shares held by it bears to the aggregate number of all shares entitled to be voted at such meeting; provided that no resolution for the declaration of a dividend or for the disposal of any intellectual property of New Aplitec shall be passed unless 50,1 percent of the votes exercisable in respect of the B Class Preference Shares are voted in favour of the resolution.

5.	Unless a resolution is passed by 75 percent of the votes exercisable in respect of the B Class Preference Shares in the same manner mutatis mutandis as a special resolution:

	5.1.	the terms of the B Class Preference Shares may not be modified, altered, varied, added to or abrogated;

	5.2.	the share capital or stated capital may not be reduced;

	5.3.	the share premium or non-distributable reserves of New Aplitec may not be repaid or distributed;

5.4.
no shares in the capital of New Aplitec ranking, as regards rights to dividend or redemption or, on a winding-up, as regards return of capital, in priority to or pari passu with the B Class Preference Shares, shall be created or issued.

6.
The preference shareholder may not in any manner sell, transfer or dispose of the B Class Preference Shares unless upon the occurrence of a trigger event, and then only by transferring them to Holdings at the same time as it cedes a pro rata portion of its B Class Loan Accounts against New Aplitec to Holdings.

7.
On the occurrence of a trigger event, the preference shareholder will notify Holdings Trust thereof in writing whereupon which Holdings Trust shall distribute to the preference shareholder Special Convertible Preference Shares in the distribution ratio for each B Class

Preference Share in respect of which notice has been given to Holdings Trust. For the sake of clarity, it is recorded that a Reinvesting Shareholder may instruct the preference shareholder to dispose of the B Class Preference Shares indirectly held by him in whole or in part.

8.
The consideration payable to the preference shareholder by Holdings for the B Class Preference Shares transferred and B Class Loan Accounts ceded shall be the conversion of the Special Convertible Preference Shares referred to in clause 7 to Common Shares in Holdings on a one-for-one basis.

SCHEDULE 4

SPECIAL CONVERTIBLE PREFERENCE SHARES

The rights and restrictions attaching to the Special Convertible Preference Shares in Holdings are as follows:

1.	The Special Convertible Preference Shares shall be held by Holdings Trust on behalf of SA Trust, for the benefit of Reinvesting Shareholders.

2.
The Special Convertible Preference Shares shall constitute 58,14 percent of the entire issued share capital of Holdings, prior to any conversion of the Special Convertible Preference Shares into Common Shares.

3.	Dividends

3.1.
For so long as there are any Special Convertible Preference Shares in issue, the directors of Holdings (“the Directors”) shall, immediately prior to the resolution and declaration of any dividend, determine the amount (if any) of that dividend which is to be paid from amounts received from New Aplitec either by way of dividend or capital distributions or loan repayments of capital or interest (for the sake of clarity, this excludes the receipt of any liquidation distribution or dividend after an Act of Insolvency in relation to New Aplitec as the Special Convertible Preference Shares shall not longer be capable of conversion) ("SA Dividend Amount") and the amount (if any) of that dividend which is to be paid from the other retained distributable reserves of Holdings ("Non-SA Dividend Amount").

3.2.
For so long as there are any Special Convertible Preference Shares in issue, the Directors may declare and pay a dividend which comprises solely a Non-SA Dividend Amount (that is, without declaring and paying a SA Dividend Amount) and the Directors may declare and pay a dividend which comprises solely a SA Dividend Amount (that is, without declaring and paying a Non-SA Dividend Amount).

	3.3.	Any determination by the Directors of a SA Dividend Amount and/or a Non-SA Dividend Amount shall be made by the Directors in good faith and shall be final and binding on both the holders of Common Shares and the holders of Special Convertible Preference Shares (collectively “Members”).

3.4.
For so long as there are any Special Convertible Preference Shares in issue, any Non-SA Dividend Amount shall be paid to the Members pro rata to their respective shareholdings in Holdings, and the Common Shares and the Special Convertible Preference Shares shall rank pari passu in respect of dividends declared and/or paid from Non-SA Dividend Amounts

3.5.
For so long as there are any Special Convertible Preference Shares in issue, any SA Dividend Amount shall be paid only to the holders of Common Shares and the holders of Special Convertible Preference Shares shall have no entitlement to participate in any dividend declared and/or paid from a SA Dividend Amount.

3.6.
For so long as there are any Special Convertible Preference Shares in issue and subject to Holdings having sufficient distributable reserves, Holdings shall, on receipt of amounts from New Aplitec received either by way of dividend or capital distributions or loan repayments of capital or interest, declare and pay a SA Dividend Amount in an amount equal to the amounts so received from New Aplitec, after deducting therefrom the taxes payable by Holdings on the amount so received.

4.	Voting

	4.1.	Holders of Common Shares and Special Convertible Preference Shares have the right to receive notice of, attend, speak and vote at general meetings of Holdings.

	4.2.	All voting at general meetings of Holdings shall be taken by a poll and not a show of hands.

4.3.
A holder of Common Shares or Special Convertible Preference Shares present in person, or the person representing a holder of Common Shares or Special Convertible Preference Shares by proxy, shall at a general meeting of Holdings have one vote for each share in Holdings held or represented, whether Common Shares or Special Convertible Preference Shares.

5.	Conversion

	5.1.	Upon the instruction of SA Trust, Holdings Trust shall distribute such number of Special Convertible Preference Shares as it is instructed to SA Trust in the Distribution Ratio.

5.2.
SA Trust shall convert the Special Convertible Preference Shares it receives in terms of 5.1 above then in issue by delivering to Holdings the share certificates for the Special Convertible Preference Shares, share transfers in favour of Holdings in the form reasonably required by the Directors and accompanying certificates for a pro rata portion of the B Class Preference Shares and an assignment and transfer in favour of Holdings in the form reasonably required by the Directors of a pro rata portion of the loan accounts. Each Special Convertible Preference Share will be converted into one Common Share. The date of delivery of these certificates and transfers shall be a "Conversion Date").

5.3.
The Common Shares into which the Special Convertible Preference Shares are converted shall be credited as fully paid and shall rank pari passu in all respects and form one class with the Common Shares then in issue.

5.4.
The allotment of new Common Shares shall be made within three days of the relevant Conversion Date. A certificate for new Common Shares shall be sent as soon as practicable after the relevant Conversion Date to Holdings Trust without charge. Pending delivery of certificates for new Common Shares transfers shall be certified against the register.

5.5.
If Special Convertible Preference Shares remain capable of conversion into Common Shares and either (A) a resolution for voluntary winding up of Holdings is passed or (B) a winding-up order is made by the court in relation to Holdings, Holdings Trust shall immediately distribute all the Special Convertible Preference Shares to SA Trust, which shall thereupon convert the Special Convertible Preference Shares into Common Shares into Holdings.

5.6.
In the event of an Act of Insolvency in relation to New Aplitec, Holdings Trust shall immediately distribute all the Special Convertible Preference Shares to SA Trust, who shall thereupon convert the Special Convertible Preference Shares into Common Shares in Holdings.

6.	Restriction on holding of Special Convertible Preference Shares

No person other than the trustee of Holdings Trust or SA Trust (following a distribution of the Special Convertible Preference Shares by Holdings Trust to SA Trust, before conversion of the Special Convertible Preference Shares into Common Shares by SA Trust), shall hold Special Convertible Preference Shares.

7.	Winding up

In circumstances when the Special Convertible Preference Shares have not been converted into Common Shares for any reason, on a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares) Holdings' assets available for distribution among the Members shall, save as otherwise provided by paragraph 5 above, be applied pari passu to the holders of Common Shares and the holders of Special Convertible Preference Shares on the basis that the Special Convertible Preference Shares will be deemed to have been converted into Common Shares.